PROMISSORY NOTE

$4,272,154.00                                     New Haven, Connecticut
                                                        November 1, 1999

     The undersigned, Kenneth N. Musen, as Trustee of The Cheryl Anne Chase

Family Spray Trust, and not individually or in any other capacity, for value received, hereby promises to pay to the order of Rhoda L. Chase, of

West Hartford, Connecticut (hereinafter referred to as the "Holder") on the ninth (9th) anniversary of the date of this Note the principal sum of Four

Million Two Hundred Seventy-Two Thousand One Hundred Fifty-Four Dollars

($4,272,154) (or so much thereof as shall not have been prepaid) and to pay interest on the entire unpaid balance hereof on each anniversary of this

Note at the rate of six and 08/100 percent (6.08%) per annum.   Said

principal and interest payments shall be paid, in cash or by check, payable to the order of Holder, and payable by mail or in person, at such address as Holder shall designate in writing.



     This Note may be prepaid at any time and from time to time, in whole or in part, at the option of the undersigned, with interest accrued on the amount to be prepaid, without premium or penalty.



     This Note shall become immediately due and payable without demand or notice if (1) any court of competent jurisdiction shall enter a decree or order not vacated or stayed within sixty (60) days from the date of entry

(a) appointing a trustee or receiver of the undersigned or (b) approving a petition for the adjudication of the undersigned as a bankrupt or insolvent or (2) the undersigned shall itself file any such petition or take or consent to any other action seeking any such judicial order or shall make an assignment for the benefit of its creditors or shall admit in writing its inability to pay its debts generally as they become due or (3) the undersigned shall fail to pay any installment of interest within thirty

(30) days after receipt of notice of demand for payment.  Any delay or failure to enforce any of these provisions shall not waiver or change any of the Holder's rights in enforcing the same.



     In the event of the default in the payment of this Note, the undersigned hereby promises to pay all costs, charges and expenses,

including reasonable attorney's fees, incurred by Holder.



     The repayment of this Note is secured by the pledge of 514,098 shares of First International Bancorp., Inc. stock. This Note shall be with full recourse to such collateral and all other assets of the undersigned trust but the Trustees of such trust shall not be personally liable for any of the obligations evidenced by this Note.



                         THE CHERYL ANNE CHASE
                         FAMILY SPRAY TRUST



                         By: /s/ KENNETH N. MUSEN
                              KENNETH N. MUSEN, as Trustee and
                              not individually or in any other capacity